UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K
___________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 24, 2026
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VALVOLINE INC.
(Exact name of registrant as specified in its charter)
___________________________________

Kentucky	001-37884	30-0939371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Valvoline Way
Suite 100
Lexington, KY 40509
(Address of Principal Executive Offices)

(859) 357-7777
(Registrant’s telephone number, including area code)
___________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	VVV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01.	Entry into Material Definitive Agreements
Indenture

On August 24, 2026, Valvoline Inc. (“Valvoline”) closed its previously announced notes offering (the “Offering”) of $600 million aggregate principal amount of its 6.125% senior notes due 2034 (the “Notes”). The Notes are unsubordinated unsecured obligations of Valvoline and are guaranteed on an unsubordinated unsecured basis by each of Valvoline’s subsidiaries that guarantees Valvoline’s obligations under its existing senior secured credit facilities or its existing 3.625% senior notes due 2031 (the “Subsidiary Guarantors”). Valvoline intends to use the net proceeds from this Offering to repay in full its senior secured term loan A facility and partially repay its senior secured term loan B facility, to pay related fees and expenses, and the remainder, if any, for general corporate purposes. The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes were offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.

The Notes were issued under an indenture dated as of August 24, 2026 (the “Indenture”), among Valvoline, the Subsidiary Guarantors and U.S. Bank Trust Company, National Association, as trustee. The Indenture contains customary events of default for similar debt securities, which if triggered may accelerate payment of principal, premium, if any, and accrued but unpaid interest on the Notes. Such events of default include non-payment of principal and interest, non-performance of covenants and obligations, default on other material debt, and bankruptcy or insolvency. If a change of control repurchase event as described in the Indenture occurs, Valvoline may be required to offer to purchase the Notes from the holders thereof. The Notes will mature on August 15, 2034. The Notes issued under the Indenture may be redeemed at the option of Valvoline at any time prior to their maturity in the manner specified in the Indenture.

U.S. Bank Trust Company, National Association also serves as trustee under the indenture governing Valvoline’s existing 3.625% senior notes due 2031. Additionally, an affiliate of U.S. Bank Trust Company, National Association, serves as a lender under Valvoline’s existing senior secured credit facilities and another affiliate acted as an initial purchaser in this Offering.

The Indenture is filed as Exhibit 4.1 to this Form 8-K and is incorporated herein by reference. The descriptions of the material terms of the Indenture and the Notes are qualified in their entirety by reference to this exhibit.

Amendment to Credit Agreement

On August 24, 2026, Valvoline also entered into Amendment No. 2 (the “Amendment”) to the Second Amended and Restated Credit Agreement, dated as of December 1, 2025 (as amended by Amendment No. 1 thereto, dated as of June 30, 2026, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among Valvoline, certain subsidiaries of Valvoline party thereto as loan parties, the lenders party thereto and The Bank of Nova Scotia, as administrative agent (in such capacity, the “Administrative Agent”). The Credit Agreement, as amended by the Amendment, is referred to as the “Amended Credit Agreement”.

The Amendment increases availability under the revolving credit facility from $475 million to $600 million, reduces the pricing thereof and extends the facility’s maturity to a date that is five years after August 24, 2026.

The Amendment also increases the maximum consolidated net leverage ratio required to be maintained under the financial covenant from 4.50:1.00 to 5.00:1.00, stepping down to 4.75:1.00 and 4.50:1.00 in the third and fourth year, respectively, of the facility and adds flexibility to increase such ratio by 0.50:1.00 following the consummation of a material acquisition. All other material terms of the Credit Agreement remain unchanged in the Amended Credit Agreement.

The foregoing summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet

The disclosure required by this Item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
Exhibit No.	Description of Exhibit
4.1	Indenture dated as of August 24, 2026, among Valvoline Inc., the guarantors party thereto and U.S. Bank Trust Company, National Association, as Trustee.
10.1
Amendment No. 2, dated as of August 24, 2026, to the Second Amended and Restated Credit Agreement, dated as of December 1, 2025, among Valvoline Inc., certain subsidiaries of Valvoline Inc. party thereto as loan parties, the lenders party thereto and the Bank of Nova Scotia, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALVOLINE INC.

Date: August 24, 2026	By:	/s/ J. Kevin Willis
J. Kevin Willis
Chief Financial Officer

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